NEWS RELEASE
August 5, 2005

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0552	Fax	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Kankakee, Illinois.....(August 5, 2005) Centrue Financial Corporation (Nasdaq:TRUE), today announced net income of $853,000 ($0.36 per diluted share) for the second quarter of 2005 compared to net income of $1.2 million ($0.46 per diluted share) for the comparable 2004 period. Net income for the second quarter of 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.54% and 7.98% compared to 0.77% and 10.55% respectively for the comparable 2004 period. The Company’s second quarter results included $666,000 ($0.22 per share, after tax) of non-recurring expenses.

For the six months ended June 30, 2005, the Company reported net income of $2.1 million ($0.88 per diluted share) compared to net income of $2.0 million ($0.79 per diluted share) in 2004. Net income for the first six months of 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.68% and 9.73% compared to 0.67% and 8.96% for 2004.

Commenting on the Company’s performance during the second quarter, Thomas A. Daiber, Chief Executive Officer, said, “We are very pleased with our results in the second quarter of 2005 reflected in our solid core net income and earnings per share. We realized a significant reduction in our nonperforming assets which decreased by over 25% during the quarter. We completed the acquisition of Illinois Community Bancorp plus realized organic growth of 4% in both commercial loans and total deposits during the quarter. We also completed construction and opened our new branch in Fairview Heights, Illinois and strengthened our mortgage presence in our markets as we more than doubled the number of mortgage loan officers.”

Non-Recurring Items

The second quarter of 2005 operating results included non-recurring expenses of $666,000 ($0.22 per share, after tax). The non-recurring expenses included $464,000 ($0.16 per share, after tax) of asset write downs and other related expenses due to the Company’s core processing system conversion. The Company expects these expenses to be recovered within one year as a result of reduced data processing costs. Management converted its systems to Jack Henry & Associates’ Silverlake data processing system which will allow the Company to expand our products and improve delivery of services to our customer base. The non-recurring expenses also included $202,000 ($0.06 per share, after tax) of professional fees due to a terminated transaction associated with the Company’s merger and acquisition activity.

The Company’s comparable results for the second quarter of 2004 included a partial reversal of a valuation allowance for mortgage servicing rights of $50,000 and a gain of $127,000 from the sale of its credit card portfolio.

Second Quarter Results

For the second quarter of 2005, the Company reported net income of $853,000 ($0.36 per diluted share) compared to net income of $1.2 million ($0.46 per diluted share) in 2004, a decrease of $329,000. The decrease was primarily due to a $1.1 million (27.1%) increase in non-interest expenses, partially offset by increases in net interest income of $227,000 (4.9%) and noninterest income of $203,000 (13.5%) and a decrease in income tax expense of $316,000 (58.1%).

Net interest income increased $227,000 (4.9%) due to an increase in interest income of $714,000 (9.8%), partially offset by an increase in interest expense of $487,000 (18.7%). The increases in interest income and interest expense were the result of increases in average earning assets and average interest bearing liabilities associated with the addition of Illinois Community Bank (ICB) which was acquired on April 8, 2005. Additionally, the yield on average earning assets increased 40 basis points and the rate paid on interest bearing liabilities increased 33 basis points. These increases were due to increases in the federal funds and prime lending rates as well as an increase in deposit rates to remain competitive with local competition. The Company’s net interest margin increased to 3.49% in the second quarter of 2005 from 3.40% in the second quarter of 2004.

For the second quarter of 2005, noninterest income totaled $1.7 million and increased $203,000 from the comparable 2004 period. The increase in noninterest income was primarily due to an increase in fee income due to the overdraft protection program that was implemented during the third quarter of 2004, partially offset by a decrease in the net gain on sale of loans. The net gain on sale of loans decreased due to a $127,000 gain on the sale of the subsidiary bank’s credit card portfolio during the second quarter of 2004.

The following table sets forth noninterest income by category for the periods presented:

	Three Months Ended
	June 30		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Fee income	$1,330	$990	$340	34.3%
Net gain (loss) on sale of real estate held for sale	(8)	46	(54)	(117.4)
Net gain on sale of loans	158	317	(159)	(50.2)
Increase in cash surrender value of life insurance	87	99	(12)	(12.1)
Other	139	51	88	172.5

Total	$1,706	$1,503	$203	13.5%

Noninterest expenses were $5.3 million, or $1.1 million higher than those in 2004. Compensation and benefits increased due to the addition of personnel from the acquisition of Illinois Community Bank, staff additions and conversion related compensation. Occupancy expenses increased primarily due to the addition of ICB. Furniture and equipment increased due to the write-down of $420,000 of fixed assets and prepaid expenses related to the Company’s former data processing system which became obsolete after the conversion to Jack Henry and Associates’ Silverlake system in June of 2005. Other expenses increased partially due to the addition of Illinois Community Bancorp as well as non-capitalizable expenses associated with the Company’s core processing conversion.

The following table sets forth noninterest expense by category for the periods presented:

	Three Months Ended
	June 30		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Compensation and benefits	$2,503	$2,134	$369	17.3%
Occupancy, net	391	325	66	20.3
Furniture and equipment	803	354	449	126.8
Legal and professional fees	319	166	153	92.2
Other	1,255	1,168	87	7.4

Total	$5,271	$4,147	$1,124	27.1%

Income tax expense was $228,000 or $316,000 lower than in 2004. The effective income tax rate decreased to 21.1% in 2005 from 31.5% in 2004. The decrease in income tax expense and the effective income tax rate was due to a decrease in income before income taxes from 2004 to 2005 as well as certain tax strategies implemented by the Company.

The annualized return on stockholders’ equity was 7.98% for the second quarter of 2005 compared to 10.55% for the comparable 2004 period. The annualized return on assets was 0.54% for the second quarter of 2005 and 0.77% for the comparable 2004 period.

Financial Condition at June 30, 2005

The Company’s total assets were $639.6 million, an increase of $27.8 million (4.5%) from $611.9 million at December 31, 2004. Cash and cash equivalents increased $12.3 million (92.6%), net loans including loans held for sale increased $11.5 million (2.7%) and goodwill increased $1.0 million. These increases were partially offset by a decrease in investment securities of $711,000 (0.6%) and a decrease in real estate held for sale of $1.3 million (42.2%). Deposits increased by $18.1 million (3.7%) to $513.9 million, customer repurchase agreements increased $4.0 million (46.9%) and borrowings increased $2.0 million (5.0%). The majority of these changes were primarily the result of the acquisition of ICB. The decrease in investment securities was a result of short-term liquidity needs. The decrease in real estate held for sale was due to the sale of real estate owned.

Stockholders’ equity totaled $44.6 million, reflecting an increase of $1.5 million (3.4%) compared to December 31, 2004. There were 2,366,939 shares of common stock outstanding at June 30, 2005, compared to 2,380,666 shares at December 31, 2004. Equity per share of common stock increased by $0.72 to $18.86 at June 30, 2005 from $18.14 at December 31, 2004.

Nonperforming loans decreased $1.3 million from the end of 2004 to $5.7 million at June 30, 2005. The decrease in nonperforming loans was mainly attributable to loans that were repaid from two large commercial borrowers. In addition to the decrease in non-performing loans, the Company closed on the sale of a portion of its largest real estate owned property. Management has entered into a contract and expects the remaining portion of the property to be sold during the third quarter of 2005.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates nineteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $603 million and 182 employees on a full time equivalent basis. Illinois Community Bank, which was acquired on April 8, 2005 and is headquartered in Effingham, Illinois, has total assets of $31.6 million and 17 employees on a full time equivalent basis. Illinois Community Bank is scheduled to be merged into Centrue Bank during the third quarter.

# # #

Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Total interest income	$7,987	$7,273	$15,396	$14,639
Total interest expense	3,090	2,603	5,814	5,396

Net interest income	4,897	4,670	9,582	9,243
Provision for loan losses	251	300	501	600

Net interest income after provision for loan losses	4,646	4,370	9,081	8,643
Noninterest income:
Fee income	1,330	990	2,429	1,881
Net gain on sale of securities	—	—	183	89
Net gain (loss) on sale of real estate held for sale	(8)	46	(7)	39
Net gain on sale of loans	158	317	289	423
Other	226	150	377	320

Total noninterest income	1,706	1,503	3,271	2,752

Noninterest expense:
Compensation and benefits	2,503	2,134	4,790	4,397
Occupancy, net	391	325	778	720
Furniture and equipment	803	354	1,132	689
Legal and professional fees	319	166	461	402
Other	1,255	1,168	2,386	2,248

Total noninterest expense	5,271	4,147	9,547	8,456

Income before income taxes	1,081	1,726	2,805	2,939
Income tax expense	228	544	716	911

Net income	$853	$1,182	$2,089	$2,028

Other comprehensive income:
Change in unrealized gains on available for sale securities, net of related income taxes	577	(1,843)	(322)	(1,530)
Less: reclassification adjustment for gains included in net income net of related income taxes	—	—	131	59

Other comprehensive income (loss)	577	(1,843)	(453)	(1,589)
Comprehensive income (loss)	$1,430	$(661)	$1,636	$439

Basic earnings per share	$0.36	$0.47	$0.88	$0.79
Diluted earnings per share	$0.36	$0.46	$0.88	$0.79
Dividends per share	$—	$—	$—	$.075
Selected operating ratios (annualized):
Net interest margin (ratio of net interest Income to average interest-earning assets)	3.49%	3.40%	3.52%	3.36%
Return on assets (ratio of net income to average total assets)	0.54%	0.77%	0.68%	0.67%
Return on equity (ratio of net income to average equity)	7.98%	10.55%	9.73%	8.96%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	June 30,	December 31
	2005	2004
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$639,602	$611,853
Net loans, including loans held for sale	430,852	419,379
Allowance for loan losses	5,740	5,475
Investment securities — available-for-sale	124,052	124,763
Deposits	513,922	495,777
Customer Repurchase Agreements	12,578	8,563
Borrowings	43,136	41,098
Trust preferred securities	20,000	20,000
Accumulated other comprehensive income (loss)	(426)	27
Stockholders’ equity	44,630	43,176
Shares outstanding	2,366,939	2,380,666
Stockholders’ equity per share	$18.86	$18.14
Selected asset quality ratios:
Allowance for loan losses to total loans	1.32%	1.29%
Non-performing assets to total assets	1.16%	1.64%
Allowance for loan losses to non-performing loans	101.50%	78.31%
Classified assets to total assets	2.24%	3.16%
Allowance for loan losses to classified assets	40.02%	28.22%
Non-performing asset analysis:
Non-accrual loans	$5,266	$6,769
Loans past due 90 days and accruing	389	222
Real estate owned and repossessed assets	1,734	3,002
Troubled debt restructurings	39	42

Total	$7,428	$10,035

Net (recoveries) charge-offs for quarter	$236	$1,512